N E W S B U L L E T I N
POINT.360
2777 N. ONTARIO STREET
BURBANK, CA 91504
Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, May 10, 2012

POINT.360 ANNOUNCES THIRD FISCAL QUARTER AND FIRST NINE MONTH RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and nine month periods ended March 31, 2012, including sales of $26.0 million and loss per share of $0.02 for the nine months ended March 31, 2012. For the quarter ended March 31, 2012, the Company’s sales were $8.5 million generating a loss of $0.03 per share. The Company also reported $3.0 million of earnings before interest, taxes, depreciation and amortization and non-cash charges (EBITDAN) for the nine-month period, and EBITDAN of $0.7 million for the three-month period.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “During the quarter, we completed the move of our corporate headquarters and Digital Film Labs to our Media Center location, which will reduce costs by approximately $1.2 million annually beginning in April 2012. The move has helped us position the Company to better serve our file-based post production business while maintaining ongoing traditional services. We are also considering re-entering Hollywood through the build-out of our Vine facility.”

Mr. Bagerdjian continued: “With respect to Movie>Q, we are planning to open two more stores within the next six months. We are also reviewing several alternatives for a rapid expansion of the concept.”

Revenues

Revenue for the quarter ended March 31, 2012 totaled $8.5 million compared to $9.3 million in the same quarter last year. Revenues for the nine months ended March 31, 2012 were $26.0 million compared to $26.6 million last year. Fluctuations between the periods were due to the timing of service deliveries.

Gross Margin

In the third quarter of fiscal 2012, gross margin was $2.8 million (33% of sales), compared to $3.3 million (35% of sales) in the prior year’s third quarter. For the first nine months of fiscal 2012, gross margin was $9.3 million or 36% of sales, compared to $8.1 million, or 31% of sales in last year’s period.

Selling, General and Administrative and Other Expenses

For the third quarter of fiscal 2012, SG&A expenses were $3.0 million, or 36% of sales, compared to $3.2 million, or 35% of sales, in the third quarter of last year. For the nine months ended March 31, 2012, SG&A expenses were $9.2 million (35% of sales) compared to $10.2 million (38% of sales) last year. SG&A personnel costs have been reduced by $0.1 million and $0.6 million in each of the current and nine month periods, respectively, when compared to the prior year periods.

Research and development costs associated with Movie>Q and other projects were $18,000 and $0.4 million in the three and nine month periods ended March 31, 2011.

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As of March 31, 2011, the Company decided not to use a portion of the originally-acquired Movie>Q assets, specifically those related to kiosk (vending) machines, in the Movie>Q project. In the three and nine month periods ended March 31, 2011, the Company recorded a related $684,000 non-cash impairment charge.

Interest expense was $0.2 million and $0.6 million for the three and nine month periods ended March 31, 2012, and $0.2 million and $0.6 million in the three and nine month periods ended March 31, 2011. In last year’s nine-month period, the Company received $0.1 million of interest income from the Internal Revenue Service associated with a $1.5 million tax refund.

Other income in all periods represents sublease income and gain on sale of fixed assets. In the 2012 nine month period, other income also included a $0.1 million discount on debt repayment. In the prior year three and nine-month periods, the Company also received $1.0 million from the settlement of a claim. In the prior year nine-month period, other income was partially offset by a put option expense of $0.1 million.

Operating Income (Loss)

Operating loss was $0.2 million in the third quarter of fiscal 2012 compared to a loss of $0.7 million in last year’s third quarter. For the nine month period ended March 31, 2012, operating income was $0.1 million compared to a loss of $3.1 million in the prior year’s nine month period.

Net Income (Loss)

For the third quarter of fiscal 2012, the Company reported a net loss of $0.3 million ($0.03 per share) compared to a net profit of $0.2 million ($0.02 per share) in the same period last year. For the nine months ended March 31, 2012, the Company reported a net loss of $0.2 million ($0.02 per share) compared to a net loss of $2.4 million ($0.22 per share) in the prior year period.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN to net income (loss) which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN (unaudited)*

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Net income (loss)	$(327,000)	$212,000	$(167,000)	$(2,391,000)
Interest (net)	199,000	216,000	617,000	549,000
Income taxes	--	--	--	--
Depreciation & amortization	728,000	889,000	2,264,000	2,752,000
Other non-cash charges:
Bad debt expense	9,000	9,000	26,000	27,000
Stock option compensation	65,000	76,000	252,000	232,000
Impairment charges	--	684,000	--	684,000

EBITDAN	$674,000	$2,086,000	$2,993,000	$1,853,000

In the three and nine month periods ended March 31, 2011, the Company recognized $1 million of income from the settlement of a claim. Excluding the claim income, EBITDAN for the three and nine month periods ended March 31, 2011 was $1,086,000 and $853,000, respectively.

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Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three and nine month periods ended March 31, 2012 and 2011:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011

Revenues	$8,497,000	$9,258,000	$26,008,000	$26,600,000
Cost of services sold	(5,657,000)	(5,990,000)	(16,696,000)	(18,485,000)

Gross profit	2,840,000	3,268,000	9,312,000	8,115,000
Selling, general and administrative expense	(3,045,000)	(3,221,000)	(9,209,000)	(10,182,000)
Research and development expense	-	(18,000)	-	(352,000)
Impairment of long lived assets	-	(684,000)	-	(684,000)

Operating income (loss)	(205,000)	(655,000)	103,000	(3,103,000)
Interest expense	(199,000)	(216,000)	(637,000)	(611,000)
Interest income	-	-	20,000	62,000
Other income	77,000	1,083,000	347,000	1,261,000

Income (loss) before income taxes	(327,000)	212,000	(167,000)	(2,391,000)
Provision for income taxes	-	-	-	-
Net income (loss)	$(327,000)	$212,000	$(167,000)	$(2,391,000)

Income (loss) per share:
Basic:
Net income (loss)	$(0.03)	$0.02	$(0.02)	$(0.22)
Weighted average number of shares	10,513,166	10,763,166	10,513,166	10,685,611
Diluted:
Net income (loss)	$(0.03)	$0.02	$(0.02)	$(0.22)
Weighted average number of shares including the dilutive effect of stock options	10,513,166	10,763,166	10,513,166	10,685,611

Selected Balance Sheet Statistics (unaudited)*

	March 31, 2012	June 30 2011
Working Capital	$3,185,000	$2,885,000
Property and equipment, net	18,055,000	17,153,000
Total assets	27,174,000	25,395,000
Current portion of long term debt	1,538,000	1,709,000
Long-term debt, net of current portion	9,302,000	9,711,000
Shareholder’s equity	9,574,000	9,489,000

* The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide additional useful analytical information to investors.

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About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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